Exhibit 10.24

TRADENAME LICENSE AGREEMENT

THIS TRADENAME LICENSE AGREEMENT (‶Agreement‶) is entered into on August 20, 2024 (the ‶Effective Date‶), by and between Daniel McDonough, Jr., (‶Licensor‶) and Elauwit Connection, Inc., (‶Licensee‶).

WHEREAS, Licensor is the owner of the tradename "Elauwit" registered with the U.S. Patent and Trademark Office under Registration Number 5240877; and

WHEREAS, Licensee is in the business of providing connectivity and internet services to multi-unit residential and commercial properties (the ‶Business‶); and

WHEREAS, Licensee desires to use the tradename, service marks and domain names owned by Licensor and the goodwill associated therewith (the ‶Licensed Marks‶) in connection with its business; and

WHEREAS, Licensor has agreed to grant Licensee an exclusive license to use the Licensed Marks solely in Licensee’s Business on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual promises and obligations as provided herein, and other good and valuable consideration, Licensor and Licensee agree as follows:

1.            Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive right and license to use the Licensed Marks solely in connection with its Business. Licensee shall not use the Licensed Marks in connection with any other business or endeavor without the express written consent of Licensor.

2.            License Fee. As consideration for the License granted herein, Licensee shall pay Licensor a one-time fee of Fifty Thousand and 00/100 ($50,000.00) Dollars upon execution of this Agreement.

3.            Term. The term of this Agreement shall continue for as long as Licensee shall operate its Business. In the event of the merger, stock sale, asset sale or other change of control of the Licensee’s Business, this Agreement shall immediately terminate.

4.            Use of Licensed Mark. Licensee shall use the Licensed Marks in accordance with sound trademark and tradename usage principles and shall not use the Licensed marks in any manner which would tarnish, dilute, disparage, or reflect adversely on Licensor, the Licensed Marks or the goodwill associated therewith.

5.            Property of Licensor. Licensee acknowledges that the Licensed Marks and all rights therein (with the exception of those rights expressly granted to Licensee hereunder), and the goodwill pertaining thereto belong exclusively to Licensor. Licensee’s use of the Licensed Marks shall inure to the benefit of Licensor for all purposes, including without limitation and rights with respect to trademark registrations. Licensee shall not (i) register or attempt to register the Licensed Marks or any confusingly similar tradename, trademark, service mark or domain name in its own name or any other name, or (ii) use the Licensed Marks other than in connection with its Business.

6.            Termination. In the event of a material breach of the terms of this Agreement by Licensee, Licensor may terminate this Agreement by providing Licensee with thirty (30) days written notice and opportunity to cure such breach.

7.            Defense of Licensed Marks. Each party shall promptly notify the other of any infringement or other violation of or challenge to the Licensed Marks by any third party of which it becomes aware. Licensor shall have the sole right, but not the obligation, to initiate a lawsuit or take other action in Licensor’s sole discretion against uses by third parties that may constitute infringement or other violation of Licensor’s rights in and to the Licensed Marks, including directing and controlling any such litigation or course of action and the settlement thereof.

8.            Indemnification. Licensee agrees to indemnify and hold Licensor and its employees and agents, harmless against any liability, losses, damages, penalties, claims, actions, suits, judgments or settlements of any nature or kind (including reasonable costs of investigation, reasonable attorney, accountant and expert witness fees), incurred by Licensor by reason of Licensee’s use of the Licensed Marks.

9.            Notices. Notices given under this Agreement shall be in writing and delivered by first class, certified U.S. Mail or FedEx to each signatory at the address set forth below unless changed by written notice. Notices to Licensor shall be sent to: 1520 Locust Street, Suite 901, Philadelphia, Pennsylvania 19102. Notices to Licensee shall be sent to: 300 Park Avenue, 16th Floor, New York, New York 10022.

10.          Assignment. Licensee may not assign this Agreement or the license granted herein without the express written consent of the Licensor.

11.          Authority. Each party executing this Agreement warrants and represents that it is fully authorized to undertake the obligations set forth in this Agreement on behalf of itself and where applicable, on behalf of its affiliates and affiliate Owners.

12.          Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. If any provision hereof shall be held to be unenforceable such provision shall be reformed to such extent necessary to allow it to be deemed enforceable. If such reform is not possible then such provision shall be deemed severed from this Agreement and, in either case, the remainder shall remain in full force and effect. The provisions of this Agreement shall be binding upon each party’s successors and assigns and shall be governed by and in accordance with the laws of the State of Delaware without regard to its conflict of law’s provisions. The parties may execute numerous copies and/or multiple counterparts of this Agreement. In such case, each such executed copy and/or all counterparts shall have the full force and effect of an original executed instrument. This Agreement may be amended or modified only in a writing signed by both of the parties hereto, which specifically references this Agreement. In the event any dispute arises under this Agreement and litigation or arbitration proceedings are commenced, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in connection with such proceedings, including, but not limited to, reasonable attorney’s fees and costs. The parties mutually waive the right to require a trial by jury.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be legally bound thereby as of the date first written above.

LICENSOR		LICENSEE

ELAUWIT CONNECTION, INC.

/s/ Daniel McDonough	By:	/s/ Barry Rubens
Daniel McDonough, Jr.		Barry Rubens, CEO